Exhibit 15

June 3, 2004

C-COR.net Corp.

State College, Pennsylvania

Ladies and Gentlemen:

Re:	Registration Statement on Form S-8 for the 2004 Employee Limited Stock Option Plan

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated November 5, 2003, February 6, 2004 and May 5, 2004 related to our reviews of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/ KPMG LLP

Harrisburg, Pennsylvania